UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2019

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 25, 2019, Verastem, Inc. (the “Company”) entered into a license and collaboration agreement (the “Agreement”) with Sanofi, under which the Company granted exclusive rights to Sanofi to develop and commercialize products containing duvelisib in Russia, the Commonwealth of Independent States, Turkey, the Middle East and Africa (collectively the “Territory”) for the treatment, prevention, palliation or diagnosis of any oncology indication in humans or animals.

Under the terms of the Agreement, Sanofi receives an exclusive right to develop and commercialize products containing duvelisib in the Territory under mutually agreed development and commercialization plans at its own cost and expense.  Sanofi also receives certain limited manufacturing rights, in the event that the Company is unable to manufacture or supply sufficient quantities of products containing duvelisib to Sanofi during the term of the Agreement. The Company retains all rights to duvelisib outside of the Territory, except for those territories previously and exclusively licensed to other partners.

Sanofi is required to pay the Company an upfront, non-refundable payment of $5 million by August 8, 2019. The Company is also entitled to receive aggregate payments of up to $42 million if certain regulatory and commercial milestones are successfully achieved.  Sanofi is obligated to pay the Company double-digit royalties on net sales of products containing duvelisib in the Territory, subject to reduction in certain circumstances.  The Company and Sanofi have made customary representations and warranties and have agreed to certain customary covenants, including confidentiality and indemnification.

Unless earlier terminated by either party, the Agreement will expire upon the fulfillment of Sanofi’s royalty obligations to the Company for the sale of any products containing duvelisib in the Territory, which royalty obligations expire, on a product-by-product and country-by-country basis, upon the last to occur, in each specific country, of (a) expiration of valid patent claims covering such product, (b) expiration of regulatory exclusivity for such product, or (c) 10 years from the first commercial sale of such product in such country.  Sanofi may terminate the Agreement on a product-by-product or on a country-by-country basis at any time with 180 days’ written notice.  Either party may terminate the Agreement in its entirety with 60 days’ written notice for the other party’s material breach if such party fails to cure the breach.  Subject to certain limitations, the Company may terminate the Agreement immediately if Sanofi challenges any patent covering a product or compound licensed by the Company to Sanofi under the Agreement.  The Company also has the right to terminate Sanofi’s rights to products containing duvelisib in any specific country if Sanofi fails to use certain efforts to develop and commercialize products containing duvelisib in such country.  Either party may terminate the Agreement in its entirety upon certain insolvency events involving the other party.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verastem, Inc.

Dated: July 29, 2019	By:	/s/ Sean C. Flynn
Sean C. Flynn

Vice President, General Counsel and Secretary